Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

     We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-121029 on Form S-2 of our report dated June 18, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, in 2002) relating to the financial statements of Ventura Foods, LLC, appearing and incorporated by reference in the Annual Report on Form 10-K of CHS Inc. for the year ended August 31, 2004 and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Amendment No. 1 to the Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California

January 25, 2005